Exhibit 99.2

Media General Reports Fourth-Quarter Results

          RICHMOND, Va., Jan. 27 /PRNewswire-FirstCall/ - Media General (NYSE: MEG) today reported fourth-quarter income from continuing operations of $36.8 million, or $1.55 per diluted share, compared with $23.7 million, or $1.00 per diluted share, in the fourth quarter of 2003.  Media General’s 2004 fourth-quarter results included an after tax gain of $3.9 million, or 16 cents per diluted share, resulting from the favorable settlement of a newsprint swap dispute.  Last year, including a gain on the sale of Media General Financial Services, Media General’s fourth-quarter net income was $30.5 million, or $1.29 per diluted share.

          “Media General was very pleased to report a 24 percent increase in segment operating profit for the fourth quarter, aided by a 10.7 percent rise in total revenues and excellent expense management across the company,” said J. Stewart Bryan III, chairman and chief executive.  “Broadcast Division profit rose 50 percent, driven by unprecedented political advertising revenues.  The Publishing Division reported a 7.6 percent profit increase, generated principally by strong Classified advertising.

          “In addition, our fourth-quarter results reflected improvement in equity income from our investment in SP Newsprint, and corporate expense was down nearly 20 percent from the prior year due to several factors, chiefly lower legal and occupancy expenses.”

          Total revenues for the fourth quarter of 2004 were $249.7 million compared with $225.5 million in the same period last year.  Segment profit of $74.3 million compared with $60 million in the fourth quarter of 2003.  Segment cash flow of $84.8 million was up 20.3 percent.

          Publishing Division profits of $42.5 million in the fourth quarter were $3 million, or 7.6 percent, above the same period last year.  Publishing revenues of $152.6 million in the quarter increased 4.2 percent and advertising revenues of $127 million were up 4.8 percent.  The Tampa Tribune led the increase in total revenue and reported 6.9 percent growth for the quarter. Including online revenues from newspaper Web sites, total publishing revenues were up 4.8 percent over last year, and newspaper advertising revenues increased 5.5 percent.

          Classified revenues rose $4.1 million, or 9.8 percent.  Including online advertising, Classified revenues rose nearly 11 percent.  The Tampa Tribune reported a year-over-year 10.8 percent increase, rebounding from slower results earlier in the year caused by the hurricanes.  At the community newspapers, increases of over 10 percent were seen in many markets, including a 27.4 percent increase in Charlottesville.  Employment linage at the three metropolitan newspapers was up 9.1 percent, including 16.3 percent at the Richmond Times-Dispatch, 9.5 percent at the Winston-Salem Journal and a slight increase at The Tampa Tribune.  Automotive linage was down 2.4 percent at the three metros, despite a 9 percent increase at The Tampa Tribune.  Real estate linage was mixed.

          Retail ROP revenues were about even with the 2003 fourth quarter.  The Tampa Tribune reported a 7.3 percent increase in retail revenues, due largely to strong department store advertising.  The Northern Virginia and Alabama community newspapers also reported solid increases.  The Richmond Times-Dispatch posted a decline, hampered by comparisons with two new mall openings in last year’s fourth quarter.  Combined Retail ROP and Retail Preprint revenues for the division overall were slightly higher than the 2003 quarter.

          National advertising revenues declined $180,000, or 1.7 percent, from the prior year’s quarter, reflecting lower sales at The Tampa Tribune and the Richmond Times-Dispatch, especially in the travel and telecommunications categories.  The Winston-Salem Journal reported a 31.5 percent increase in National revenues for the fourth quarter, attributable to higher spending from pharmaceutical and national automotive customers.  Combined National ROP and National Preprint revenues were $290,000, or 2.4 percent higher than last year.

          Preprint revenues were up $640,000, or 2.5 percent, and most newspapers reported volume increases.

          Circulation revenues were down slightly for the fourth quarter, following three quarters of gains that had been driven by rate increases and higher volumes at The Tampa Tribune.  As of October, the Publishing Division had cycled through its prior-year rate increases.

          Publishing expenses rose 3.1 percent over the 2003 fourth quarter.  The most significant increases were newsprint costs and circulation expenses.  Newsprint expense for the quarter increased 10.7 percent and reflected higher newsprint prices and consumption.  The average price per ton increased $42 for the quarter.

          Broadcast profits of $33.5 million were up 50.2 percent for the quarter, and revenues increased 22 percent to $94.2 million.  Total time sales of $93.5 million were up $17.2 million, or 22.5 percent.  This strong performance reflected robust presidential and political issue advertising, which totaled $20.5 million for the quarter.

          Local time sales increased by $1.4 million, or 3 percent, led by gains in services, fast food, specialty stores and department stores, partially offset by declines in automotive and furniture.  National advertising decreased 4.9 percent, reflecting reductions in the department stores and the telecommunications categories, partially offset by increases in fast food and automotive.  In addition, the division’s equipment subsidiary experienced strong sales, and reported a solid increase from last year’s quarter.

          Broadcast expenses increased 10.6 percent from the prior year’s period, due to higher salary and sales commissions as well as increased cost of goods sold related to increased sales at the equipment subsidiary.

          Interactive Media Division revenues were up 48.2 percent over the prior year and totaled $3.9 million.  The increase is primarily attributable to a significant rise in Classified advertising, which was up 50 percent from 2003.  The division’s fourth-quarter loss improved 8.2 percent from 2003.

          Interest expense was down slightly from the fourth quarter of 2003 due to lower debt levels, which more than offset slightly higher average rates.

          Equity income from the company’s share of SP Newsprint was $1 million in the quarter and improved significantly from last year’s same quarter loss of $483,000 due to higher newsprint prices.

          Acquisition intangibles amortization was $1.5 million higher than last year’s fourth quarter due to increased network affiliation amortization.

          EBITDA (income from continuing operations before accounting change, interest, taxes, depreciation and amortization) in the fourth quarter of 2004 was $83.1 million, compared with $61.9 million in the 2003 period.  Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $45.3 million, compared with $30.2 million in the prior-year period.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow.  The company believes these metrics are useful for evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to meet its debt service requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook
          For the first quarter of 2005, which is traditionally the weakest, the Publishing Division expects revenues to continue to show growth similar to that of the fourth quarter of 2004.  Classified revenues are expected to maintain their growth trend with solid gains in employment advertising, and the division expects year-over-over improvement in the Retail and National advertising categories.  The Broadcast Division, as expected, will face certain challenges.  While the strong Super Bowl advertising of last January and the 2004 first-quarter early presidential primary advertising will not recur, new revenue development initiatives are expected to drive revenue growth of approximately 2 percent.  Events such as the NCAA March Madness basketball games will also drive advertising during the quarter.  Expenses associated with revenue growth initiatives, along with filling open positions, however, are likely to more than offset the revenue increase.  Media General will provide more definitive guidance on earnings expectations as the first quarter unfolds.

          The company plans to release first quarter earnings on April 15, 2005.  Media General will hold its Annual Meeting of Stockholders on April 28, 2005, at 11 a.m. at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Boulevard, Mechanicsville, Va.

          Conference Call and Webcast
          The company will hold an earnings conference call with financial analysts today at 2 p.m., ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in, listeners may call 1-800-967-7140 about 10 minutes prior to the 2 p.m. start.  Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link at the top of the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 6 p.m. today.  A telephone replay is also available, beginning at 6 p.m. and ending on February 3 at 12 a.m., by dialing 1-888-203-1112 or 719-457-0820, and using the passcode 239656.

          Forward-Looking Statements
          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

          About Media General
          Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States.  The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, the Richmond Times-Dispatch, and the Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications.  The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States.  The company’s interactive media assets include more than 50 online enterprises that are associated with its newspapers and television stations.  Media General also owns a 20 percent interest in The Denver Post and a 33 percent interest in SP Newsprint Company.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ending		Fifty-Two Weeks Ending

	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003

Revenues	$249,730	$225,533	$900,420	$837,423
Operating costs:
Production	95,715	89,687	375,752	356,694
Selling, general and administrative	78,543	74,965	309,300	292,986
Depreciation and amortization	16,756	15,491	66,036	65,467

Total operating costs	191,014	180,143	751,088	715,147

Operating income	58,716	45,390	149,332	122,276

Other income (expense):
Interest expense	(7,911)	(8,162)	(31,082)	(34,424)
Investment income (loss)-- unconsolidated affiliates	1,221	(120)	1,551	(4,672)
Other, net	6,449	1,136	7,477	10,666

Total other expense	(241)	(7,146)	(22,054)	(28,430)

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	58,475	38,244	127,278	93,846
Income taxes	21,636	14,503	47,093	34,800

Income from continuing operations before cumulative effect of change in accounting principle	36,839	23,741	80,185	59,046
Discontinued operations:
Income from discontinued operations (net of tax)	—	7	—	964
Gain on sale of operations (net of tax)	—	6,754	—	6,754
Cumulative effect of change in accounting principle (net of tax)	—	—	—	(8,079)

Net income	$36,839	$30,502	$80,185	$58,685

Net income per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$1.57	$1.03	$3.43	$2.56
Discontinued operations	—	0.29	—	0.33
Cumulative effect of change in accounting principle	—	—	—	(0.35)

Net income	$1.57	$1.32	$3.43	$2.54

Net income per common share -- assuming dilution:
Income from continuing operations before cumulative effect of change in accounting principle	$1.55	$1.00	$3.38	$2.52
Discontinued operations	—	0.29	—	0.33
Cumulative effect of change in accounting principle	—	—	—	(0.35)

Net income	$1.55	$1.29	$3.38	$2.50

Weighted-average common shares outstanding:
Basic	23,409	23,184	23,356	23,085
Diluted	23,735	23,594	23,729	23,408

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)

	Interactive

	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended December 26, 2004 Consolidated revenues	$152,594	$94,219	$3,910	$(993)	$249,730

Segment operating cash flow	$47,704	$38,188	$(1,063)		$84,829
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliates	388		(195)		193
Depreciation and amortization	(5,599)	(4,697)	(395)		(10,691)

Segment profit (loss)	$42,493	$33,491	$(1,653)		74,331

Unallocated amounts:
Interest expense					(7,911)
Investment income-SP
Newsprint					1,028
Acquisition intangibles amortization					(4,735)
Corporate expense					(7,738)
Other					3,500

Consolidated income before income taxes					$58,475

Quarter Ended December 28, 2003 Consolidated revenues	$146,461	$77,234	$2,638	$(800)	$225,533

Segment operating cash flow	$45,335	$26,827	$(1,633)	$70,529
Allocated amounts:
Equity in net income of unconsolidated affiliate	363				363
Depreciation and amortization	(6,198)	(4,524)	(168)		(10,890)

Segment profit (loss)	$39,500	$22,303	$(1,801)		60,002

Unallocated amounts:
Interest expense					(8,162)
Investment loss-SP
Newsprint					(483)
Acquisition intangibles amortization					(3,229)
Corporate expense					(9,597)
Other					(287)

Consolidated income from continuing operations before income taxes					$38,244

Twelve Months Ended December 26, 2004 Consolidated revenues	$566,487	$323,653	$13,920	$(3,640)	$900,420

Segment operating cash flow	$152,727	$111,363	$(4,688)		$259,402
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliates	743		(195)		548
Depreciation and amortization	(23,370)	(18,880)	(1,448)		(43,698)

Segment profit (loss)	$130,100	$92,483	$(6,331)		216,252

Unallocated amounts:
Interest expense					(31,082)
Investment income-SP Newsprint					1,003
Acquisition intangibles amortization					(17,062)
Corporate expense					(38,732)
Other					(3,101)

Consolidated income before income taxes					$127,278

Twelve Months Ended December 28, 2003 Consolidated revenues	$544,059	$286,233	$9,663	$(2,532)	$837,423

Segment operating cash flow	$148,104	$87,760	$(5,644)		$230,220
Allocated amounts:
Equity in net income of unconsolidated affiliate	709				709
Gain on sale of Hoover’s			5,746		5,746
Depreciation and amortization	(25,896)	(20,988)	(1,360)		(48,244)

Segment profit (loss)	$122,917	$66,772	$(1,258)		188,431

Unallocated amounts:
Interest expense					(34,424)
Investment loss-SP Newsprint					(5,381)
Acquisition intangibles amortization					(12,272)
Corporate expense					(37,271)
Other					(5,237)

Consolidated income from continuing operations before income taxes and cumulative effect of change in accounting principle					$93,846

Media General, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 26, 2004	December 28, 2003

ASSETS
Current assets:
Cash and cash equivalents	$9,823	$10,575
Accounts receivable -- net	117,177	113,226
Inventories	8,021	6,171
Other	35,826	32,649

Total current assets	170,847	162,621

Investments in unconsolidated affiliates	93,277	89,994
Other assets	59,676	60,277
Property, plant and equipment -- net	422,299	434,088
Excess of cost over fair value of net identifiable assets of acquired businesses -- net	832,004	832,004
FCC licenses and other intangibles -- net	790,709	807,771

Total assets	$2,368,812	$2,386,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,000	$22,210
Accrued expenses and other liabilities	92,163	83,424
Income taxes payable	7,708	8,769

Total current liabilities	126,871	114,403

Long-term debt	437,960	531,969
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	390,132	362,769
Other liabilities and deferred credits	134,760	174,833
Stockholders’ equity	1,183,769	1,107,461

Total liabilities and stockholders’ equity	$2,368,812	$2,386,755

Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW
(Unaudited, in thousands)

	Thirteen Weeks Ending		Fifty-Two Weeks Ending

	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003

Income from continuing operations before cumulative effect of change in accounting principle	$36,839	$23,741	$80,185	$59,046
Interest	7,911	8,162	31,082	34,424
Taxes	21,636	14,503	47,093	34,800
Depreciation and amortization	16,756	15,491	66,036	65,467

EBITDA from continuing operations before cumulative effect of change in accounting principle	$83,142	$61,897	$224,396	$193,737

Income from continuing operations before cumulative effect of change in accounting principle	$36,839	$23,741	$80,185	$59,046
Depreciation and amortization	16,756	15,491	66,036	65,467

After-tax cash flow	$53,595	$39,232	$146,221	$124,513

After-tax cash flow	$53,595	$39,232	$146,221	$124,513
Capital expenditures	8,330	9,013	37,835	31,774

Free cash flow	$45,265	$30,219	$108,386	$92,739

SOURCE  Media General, Inc.
          -0-                                        01/27/2005
          /CONTACT:  Investors: Lou Anne Nabhan, +1-804-649-6103, or Media: Ray Kozakewicz, +1-804-649-6748, both of Media General/
          /First Call Analyst: /
          /FCMN Contact: etucker@mediageneral.com /
          /Web site:  http://www.mediageneral.com /